TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [        ] [    ], 2010, between J. Ray Holdings, Inc., a Delaware corporation (“J. Ray U.S.”) and Babcock &Wilcox Holdings, Inc., a Delaware corporation f/k/a McDermott Holdings, Inc. (“BHI”), and, solely for the purpose set forth on its signature page to this Agreement, The Babcock & Wilcox Company, a Delaware corporation (“B&W”). BHI and J. Ray U.S. are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Unless otherwise indicated, all “Section” references in this Agreement are to the various sections of this Agreement.

RECITALS

WHEREAS, J. Ray U.S. is a wholly owned Subsidiary of BHI, and BHI is a wholly owned Subsidiary of McDermott International, Inc., a Panamanian company (“MII”);

WHEREAS, it is anticipated that the Board of Directors of MII will determine that it would be appropriate and in the best interests of MII and its stockholders for MII to separate the B&W Group from the J. Ray Group, as contemplated by the Master Separation Agreement (the “Separation”);

WHEREAS, in furtherance thereof, the Board of Directors of MII has determined that, in connection with the Separation, it would be appropriate and in the best interests of MII and its stockholders for (i) BHI to contribute certain assets and liabilities to J. Ray U.S. and to distribute all of the issued and outstanding capital stock of J. Ray U.S. to MII in what is intended to qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code (the “Internal Distribution”), (ii) MII to contribute all of the issued and outstanding capital stock of BHI to B&W as part of a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code (the “F Reorganization”), (iii) MII to distribute all of the issued and outstanding capital stock of B&W on a pro rata basis to holders of MII Common Stock in what is intended to qualify as a tax-free transaction (except, in the case of the holders of MII Common Stock, with respect to cash received in lieu of fractional shares) described under Section 355 of the Code (the “External Distribution”) and (iv) the members of the B&W Group and J. Ray Group to engage in the Related Separation Transactions;

WHEREAS, MII and B&W expect to set forth in a Master Separation Agreement the principal arrangements between them regarding the separation of the B&W Group from the J. Ray Group; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Taxes and Tax Benefits arising prior to, and as a result of, and subsequent to the Separation, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND EXAMPLES

Section 1.1 Definitions. For purposes of this Agreement (including the recitals hereof), the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“B&W” has the meaning set forth in the preamble hereof.

“B&W Group” means B&W and each Person that is a Subsidiary of B&W immediately after the External Distribution on the External Distribution Date.

“BHI” has the meaning set forth in the preamble hereof.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by applicable law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Confidential Information” has the meaning set forth in Section 6.3.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company or other ownership interests, by contract or otherwise. “Controlled” has a meaning correlative to the foregoing.

“Controlling Party” means the Party that has full responsibility, control and discretion in handling, settling or contesting a Tax Contest pursuant to Section 7.2.

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the time at which the Internal Distribution is effected on the Internal Distribution Date.

“External Distribution” has the meaning set forth in the recitals hereof.

“External Distribution Date” means the date on which the External Distribution occurs.

“F Reorganization” has the meaning set forth in the recitals hereof.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government (or political subdivision thereof), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the J. Ray Group or the B&W Group, as the context requires.

“Information Statement” means the information statement and any related documentation to be provided to holders of MII Common Stock in connection with the External Distribution, including any amendments or supplements thereto.

“Internal Distribution” has the meaning set forth in the recitals hereof.

“Internal Distribution Date” means the date on which the Internal Distribution occurs.

“IRS” means the Internal Revenue Service.

“IRS Submission” means the Ruling Request and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“J. Ray Group” means MII and each Person that is a Subsidiary of MII immediately after the External Distribution on the External Distribution Date.

“J. Ray U.S.” has the meaning set forth in the preamble hereof.

“Joint Return” means any Tax Return, for any Tax Year, that includes Tax Items of one or more members of the J. Ray Group and one or more members of the B&W Group, determined without regard to Tax Items carried forward to such Tax Year.

“Master Separation Agreement” means the Master Separation Agreement that will be entered into between MII and B&W in connection with the Separation.

“MII” has the meaning set forth in the preamble hereof.

“MII Common Stock” means the MII common stock, par value $1.00 per share, outstanding as of the Effective Time.

“Non-Controlling Party” means the Party that does not have full responsibility, control and discretion in handling, settling or contesting a Tax Contest pursuant to Section 7.2.

“Non-Preparer” means the Party that is not responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Section 3.2.

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Date” means (i) with respect to any U.S. federal income tax return, any of (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code or (C) the date the return is filed, as applicable, and

(ii) with respect to any other Tax Return, any of the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Preparer” means the Party that is responsible for the preparation and filing of the Joint Return or Separate Return, as applicable, pursuant to Section 3.2.

“Prime Rate” means the fluctuating commercial loan rate announced by JPMorgan Chase Bank, National Association from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.

“Related Separation Transactions” means the transactions described in the Omnibus Restructuring Agreement dated May 10, 2010.

“Requesting Party” has the meaning set forth in Section 5.2.

“Ruling” means PLR-108078-10, which was issued to MII on May 21, 2010.

“Ruling Request” means the request for rulings, dated February 16, 2010, filed by MII with the IRS in connection with the Internal Distribution and the External Distribution, and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“Separate Return” means any Tax Return that is not a Joint Return.

“Separation” has the meaning set forth in the recitals hereof.

“Separation Taxes” has the meaning set forth in Section 2.2(b).

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supplemental IRS Submission” means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by MII or BHI from the IRS which supplements or otherwise modifies the Ruling.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (i) such action will not preclude (A) the Internal Distribution from qualifying as a tax-free transaction described under Sections 368(a)(1) and 355 of the Code, (B) the F Reorganization from qualifying as a tax-free transaction under Section 368(a)(1)(D) of the Code or (C) the External Distribution from qualifying as a tax-free transaction described under Section 355 of the Code to MII and the holders of MII Common Stock (except, in the case of the holders of MII Common Stock, with respect to cash received in lieu of fractional shares) and (ii) the tax, if any, imposed on the Related Separation Transactions will not be increased.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the assessment, determination or collection of such Tax for such the Governmental Authority.

“Tax Benefit” means a Tax Item that could decrease the Tax liability of a taxpayer, including a credit, loss or other deduction, but not including deductions attributable to or arising from the J. Ray Group or the B&W Group, as applicable, to the extent that the aggregate of such deductions in a Tax Year does not exceed the income attributable to or arising from such Group in such Tax Year.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P. or (ii) with respect to a Supplemental Tax Opinion, a nationally recognized law firm or accounting firm designated by the Party to whom such opinion is delivered.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any Governmental Authority and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the Ruling issued by the IRS in connection with the Internal Distribution, the F Reorganization and the External Distribution, (ii) each IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion and (iv) any other materials delivered or deliverable by MII, BHI and others in connection with the rendering by Tax Counsel of the Tax Opinion or the issuance by the IRS of any Ruling.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to MII in connection with the Internal Distribution, the F Reorganization, the External Distribution and the Related Separation Transactions to the effect that (subject to the assumptions, qualifications and limitations set forth therein) for the U.S. federal income tax purposes (i) the Internal Distribution will qualify as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to BHI and MII, (ii) the F reorganization will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code to BHI, B&W and MII, (iii) the External Distribution will qualify as a tax-free transaction described under Section 355 of the Code to MII and the holders of MII Common Stock (except, in the case of the holders of MII Common Stock, with respect to cash received in lieu of fractional shares) and (iv) the Related Separation Transactions will be tax-free to the parties involved.

“Tax Records” means Tax Return, Tax Return work papers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Section 1.2 Examples. The operation of various provisions of this Agreement is illustrated by examples in Appendix A hereto, and this Agreement shall be interpreted in accordance with such examples.

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND TAX BENEFITS

Section 2.1 Liability for and Payment of Taxes. Except as provided in Section 3.1(b) (Provision of Information and Assistance), Section 3.2(c) (Provision of Information) and Article VII (Tax Contests), and in accordance with Article IV:

(a) BHI Liabilities and Payments. For any Tax Year (or portion thereof), BHI shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i) be liable for and pay the Taxes (determined without regard to Tax Benefits) allocated to it pursuant to Section 2.2, reduced by any Tax Benefits allocated to J. Ray U.S. or BHI that are allowable under applicable Tax Law, to the applicable Tax Authority as required by Article IV; and

(ii) pay J. Ray U.S. for:

(A) any Tax Benefit arising in a Tax Year that begins after the Internal Distribution Date allocated to J. Ray U.S. pursuant to Section 2.2 that BHI uses to reduce Taxes payable by it pursuant to Section 2.1(a)(i) in any Tax Year that begins on or before the Internal Distribution Date;

(B) any Tax Benefit that (i) arises in a Tax Year that begins on or before the Internal Distribution Date, (ii) is allocated to J. Ray U.S. pursuant to Section 2.2, (iii) arises or is used as a result of a Tax Contest or other dispute which is resolved after the Internal Distribution Date and (iv) BHI uses to reduce Taxes payable by it pursuant to Section 2.1(a)(i) in any Tax Year that begins on or before the Internal Distribution Date; and

(C) any Tax Benefit that (i) arises in a Tax Year that begins on or before the Internal Distribution Date, (ii) is allocated to J. Ray U.S. pursuant to Section 2.2, and (iii) BHI uses to reduce Taxes payable by it pursuant to Section 2.1(a)(i) in any Tax Year that begins after the Internal Distribution Date.

(b) J. Ray U.S. Liabilities and Payments. For any Tax Year (or portion thereof), J. Ray U.S. shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i) be liable for and pay the Taxes (determined without regard to Tax Benefits) allocated to it pursuant to Section 2.2, reduced by any Tax Benefits allocated to J. Ray U.S. or BHI that are allowable under applicable Tax Law, either to the applicable Tax Authority or to BHI as required by Article IV; and

(ii) pay BHI for:

(A) any Tax Benefit arising in a Tax Year that begins after the Internal Distribution Date allocated to BHI pursuant to Section 2.2 that J. Ray U.S. uses to reduce Taxes payable by it pursuant to Section 2.1(b)(i) in any Tax Year that begins on or before the Internal Distribution Date; and

(B) any Tax Benefit that (i) arises in a Tax Year that begins on or before the Internal Distribution Date, (ii) is allocated to BHI pursuant to Section 2.2, (iii) arises or is used as a result of a Tax Contest or other dispute which is resolved after the Internal Distribution Date and (iv) J. Ray U.S. uses to reduce Taxes payable by it pursuant to Section 2.1(b)(i) in any Tax Year that begins on or before the Internal Distribution Date.

(c) Rules for Tax Benefits. For purposes of this Article II:

(i) For any Tax Year that begins on or before the Internal Distribution Date, (A) BHI shall, pursuant to Section 2.1(a)(i), reduce Taxes allocated to it by Tax Benefits allocated to J. Ray U.S. only to the extent such Tax Benefits are not taken into account by J. Ray U.S. pursuant to Section 2.1(b)(i) in the same Tax Year and (B) J. Ray U.S. shall, pursuant to Section 2.1(b)(i), reduce Taxes allocated to it by Tax Benefits allocated to BHI only to the extent such Tax Benefits are not taken into account by BHI pursuant to Section 2.1(a)(i) in the same Tax Year.

(ii) For purposes of applying Section 2.1(c)(i), for any Tax Year that begins on or before the Internal Distribution Date, (A) BHI shall not take into account any Tax Benefit under Section 2.1(a)(i) unless the utilization of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to BHI during such Tax Year (or portion thereof) and (B) J. Ray U.S. shall not take into account any Tax Benefit under Section 2.1(b)(i) unless the utilization of such Tax Benefit would be allowable under applicable Tax Law after taking into account only those Tax Items allocated to J. Ray U.S. during such Tax Year (or portion thereof).

(iii) Tax Benefits will be treated as used in the order specified under applicable Tax Law, and to the extent that such Tax Law does not specify the order of use then Tax Benefits will be deemed to be used pro rata.

Section 2.2 Allocation Rules. For purposes of Section 2.1:

(a) General Rule. Except as otherwise provided in this Section 2.2, (i) Taxes (determined without regard to Tax Benefits) for any Tax Year (or portion thereof) shall be allocated (A) to BHI to the extent of the net taxable income or other applicable items attributable to members of the B&W Group that gave rise to such Taxes and (B) to J. Ray U.S. to the extent of the net taxable income or other applicable items attributable to members of the J. Ray Group that gave rise to such Taxes and (ii) Tax Benefits for any Tax Year (or portion thereof) shall be allocated (A) to BHI to the extent of the losses, credits or other applicable items attributable to members of the B&W Group that gave rise to such Tax Benefits and (B) to J. Ray U.S. to the extent of the losses, credits or other applicable items attributable to members of the J. Ray Group that gave rise to such Tax Benefits. For purposes of applying this Section 2.2, any Taxes imposed on payments from a member of one Group to a member of the other Group shall be treated as attributable entirely to the payee.

(b) Taxes Resulting from the Separation. For purposes of Section 2.1:

(i) Separation Taxes Allocable to BHI. Except as provided in Section 2.2(b)(ii), Taxes and Tax Items resulting from the Internal Distribution, the F Reorganization, the External Distribution or the Related Separation Transactions (collectively, the “Separation Taxes”) shall be allocated to BHI; provided that Separation Taxes shall not include Taxes resulting from a payment between the Parties under this Agreement.

(ii) Separation Taxes Allocable to J. Ray U.S. Separation Taxes shall be allocated to J. Ray U.S. to the extent that such Separation Taxes are directly attributable to J. Ray U.S.’s breach of any covenant or representation under Article VIII.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Joint Returns.

(a) Preparation of Joint Returns. BHI shall be responsible for preparing and filing (or causing to be prepared and filed) all Joint Returns, except that J. Ray U.S. shall have the sole discretion over whether any Tax Return is filed on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(b) Provision of Information and Assistance.

(i) Information with Respect to Joint Returns. At the written request of BHI, J. Ray U.S. shall provide BHI with all information in its possession, or in the possession of its Group (as of the time in the immediately following sentence), that is reasonably necessary for BHI to properly and timely file all Joint Returns. J. Ray U.S. shall provide such information no later than 30 Business Days prior to the extended due date of such Joint Return. If J. Ray U.S. or its Group is in possession of information and J. Ray U.S. fails to provide such information within the time period described in this Section 3.1(b)(i) and in the form reasonably requested by BHI to permit the timely filing of any Joint Return, then, notwithstanding any other provision of this Agreement, J. Ray U.S. shall be liable for, and shall indemnify and hold harmless each member of the B&W Group from and against, any penalties, interest or other payment obligation assessed against any member of either Group by reason of any resulting delay in filing such return. If J. Ray U.S. provides information within the time period described in this Section 3.1(b)(i) in the form reasonably requested by BHI to permit the timely filing of a Joint Return, then, notwithstanding any other provision of this Agreement, BHI shall be liable for, and shall indemnify and hold harmless each member of the J. Ray Group from and against, any penalties, interest or other payment obligation assessed against any member of either Group by reason of any delay in filing such return.

(ii) Information with Respect to Estimated Payments and Extension Payments. At the written request of BHI, J. Ray U.S. shall provide BHI with all information that J. Ray U.S. then has in its possession, or that is then in the possession of its Group, and that relates to members of the J. Ray Group that BHI reasonably requests in order to determine the amount of Taxes due on any Payment Date with respect to a Joint Return. J. Ray U.S. shall provide such information no later than 15 Business Days before such Payment Date. In the event that J. Ray U.S. fails to provide information within the time period described in this Section 3.1(b)(ii) in the form reasonably requested by BHI to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest or other payments assessed against any member of either Group by reason of any resulting delay in paying such Taxes.

(iii) Assistance. At the written request of BHI, J. Ray U.S. shall take (at its own cost and expense), and shall cause the members of the J. Ray Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a limited power of attorney) that is reasonably necessary in order for BHI or any other member of the B&W Group to prepare, file, amend or take any other action with respect to a Joint Return. In the event that J. Ray U.S. fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest or other payments assessed against any member of either Group by reason of a failure to take any such requested action.

(c) Allocation of Tax Items Between Joint Return and Separate Return. BHI must (i) allocate Tax Items between a Joint Return and any related Separate Return for which J. Ray U.S. is responsible pursuant to Section 3.2(a) that are filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on such related Separate Return and (ii) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.

Section 3.2 Separate Returns.

(a) Tax Returns to be Prepared by J. Ray U.S. J. Ray U.S. shall be responsible for preparing and filing (or causing to be prepared and filed), and shall be considered the Preparer of, all Separate Returns that include Tax Items of members of the J. Ray Group.

(b) Tax Returns to be Prepared by BHI. BHI shall be responsible for preparing and filing (or causing to be prepared and filed), and shall be considered the Preparer of, all Separate Returns that include Tax Items of members of the B&W Group.

(c) Provision of Information. At the written request of the Preparer, the Non-Preparer shall provide to the Preparer any information about members of the Non-Preparer’s Group that the Non-Preparer then has in its possession, or that is then in the possession of its Group, and that the Preparer reasonably requests in order to properly and timely file all Separate Returns for which the Preparer is responsible pursuant to Section 3.2(a) or (b). Such information shall be provided within the time period prescribed by Section 3.1(b) for the provision of information for Joint Returns. In the event that the Non-Preparer fails to provide information within the time period described in Section 3.1(b) and in the form reasonably requested by the Preparer to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest or other payments assessed against any member of either Group by reason of any resulting delay in filing such return.

Section 3.3 Special Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Party responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.1 or Section 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used, and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) Joint Returns. With respect to any Joint Return, BHI may not take (and shall cause the members of the B&W Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the J. Ray Group.

(c) Withholding and Reporting.

(i) MII Stock Awards. With respect to stock of MII delivered to any Person, J. Ray U.S. and BHI shall cooperate (and shall cause their Affiliates to cooperate) so as to permit MII to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of BHI or one or more of its Affiliates as the withholding and reporting agent if MII or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(ii) B&W Stock Awards. With respect to stock of B&W delivered to any Person, J. Ray U.S. and BHI shall cooperate (and shall cause their Affiliates to cooperate) so as to permit B&W to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of J. Ray U.S. or one or more of its Affiliates as the withholding and reporting agent if B&W or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(d) Standard of Performance. BHI shall prepare Joint Returns with the same general degree of care as it uses in preparing Separate Returns.

Section 3.4 Reliance on Exchanged Information. If a member of the B&W Group supplies information to a member of the J. Ray Group, or a member of the J. Ray Group supplies information to a member of the B&W Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to such officer’s knowledge and belief, the accuracy and completeness of the information so supplied.

ARTICLE IV

TAX PAYMENTS

Section 4.1 Payment of Taxes to Tax Authorities. J. Ray U.S. shall be responsible for remitting to the proper Tax Authority all Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(a), and BHI shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which J. Ray U.S. is wholly or partially liable pursuant to Section 2.1 on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(b).

Section 4.2 Indemnification Payments.

(a) Tax Payments Made by the B&W Group. If any member of the B&W Group remits a payment to a Tax Authority for Taxes for which J. Ray U.S. is wholly or partially liable under this Agreement, J. Ray U.S. shall remit the amount for which it is liable to BHI within 30 Business Days after receiving notification requesting such amount.

(b) Payments for Tax Benefits.

(i) If a member of the J. Ray Group uses a Tax Benefit for which BHI is entitled to reimbursement pursuant to Section 2.1(b)(ii), J. Ray U.S. shall pay to BHI, within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(b)(iv).

(ii) If a member of the B&W Group uses a Tax Benefit for which J. Ray U.S. is entitled to reimbursement pursuant to Section 2.1(a)(ii), BHI shall pay to J. Ray U.S., within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(b)(iv).

(iii) For purposes of this Agreement, a Tax Benefit (other than a Tax refund) will be considered used (A) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received and (B) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit.

(iv) The deemed value of any such Tax Benefit will be (A) in the case of a Tax credit, the amount of such credit or (B) in the case of a Tax deduction, an amount equal to the product of (1) the amount of such deduction and (2) the highest statutory rate applicable under Section 11 of the Code or other applicable rate under state, local or foreign law, as appropriate.

Section 4.3 Initial Determinations and Subsequent Adjustments.The initial determination of the amount of any payment that one Party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the Group using a Tax Benefit changes or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due 30 Business Days after the date on which the additional Taxes were paid or, if later, 15 Business Days after the date of a request from the other Party for the payment, (ii) as a result of the receipt of a refund will be due 30 Business Days after the refund was received, (iii) as a result of a change in use of a Tax Benefit will be due 30 Business Days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due 30 Business Days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Section 4.4 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within 30 Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate fixed at the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law, on the Due Date (or, if the Due Date is not a business day, as of 11:00 a.m. New York, NY time on the first business day following the Due Date). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 4.5 Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to J. Ray U.S. or BHI may be made by or to another member of the J. Ray Group or the B&W Group, as appropriate, but nothing in this Section 4.5 shall relieve J. Ray U.S. or BHI of its obligations under this Agreement.

Section 4.6 Procedural Matters. Any written notice for indemnification delivered to the indemnifying Party in accordance with Section 9.5 shall state the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Article IV shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying Party fails to make a payment to the indemnified Party within the time period set forth in this Article IV, the indemnifying Party shall pay to the indemnified Party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses, including any breakage costs, incurred by the indemnified Party to secure such payment or to satisfy the indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

Section 4.7 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties shall treat any payment made pursuant to this Agreement as a capital contribution by BHI to J. Ray U.S. or a distribution by J. Ray U.S. to BHI, as the case may be, immediately prior to the Internal Distribution. If any such payment (or portion thereof) causes, directly or indirectly, an increase in the Taxes owed by the recipient (or any of the members of its Group) under one or more applicable Tax Laws through withholding or otherwise, the payor’s payment obligation (or portion thereof) under this Agreement shall be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that J. Ray U.S.’s or BHI’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.7, J. Ray U.S. or BHI, as appropriate, shall use its commercially reasonable efforts to contest such assertion.

ARTICLE V

ASSISTANCE AND COOPERATION

Section 5.1 Cooperation. In addition to the obligations enumerated in Section 3.1(b) and Section 3.2(c), J. Ray U.S. and BHI will cooperate (and cause the members of their respective Groups to cooperate) with each other and with each other’s agents and representatives, including their respective accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, employees and agents of the Parties or their Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

Section 5.2 Supplemental Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall (and shall cause each member of its Group to) cooperate and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS. Each of the Parties further agrees that at the reasonable request of the Requesting Party, such other Party shall (and shall cause each member of its Group to) cooperate and use reasonable efforts to assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within 30 Business Days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable costs and expenses incurred by such Party and the members of its Group in connection with obtaining or requesting a Supplemental Ruling or in connection with assisting the Requesting Party in obtaining a Supplemental Tax Opinion. Notwithstanding the foregoing, J. Ray U.S. shall not be required to file any Supplemental IRS Submission unless BHI represents to J. Ray U.S. that (i) it has reviewed the Supplemental IRS Submission and (ii) all information and representations, if any, relating to any member of the B&W Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

ARTICLE VI

TAX RECORDS

Section 6.1 Retention of Tax Records. Each of J. Ray U.S. and BHI shall preserve, and shall cause the members of its Group to preserve, all Tax Records that are in its possession or in the possession of any member of its Group, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended and (ii) 7 years after the Internal Distribution Date.

Section 6.2 Access to Tax Records. BHI shall make available, and cause the members of the B&W Group to make available, to members of the J. Ray Group for inspection and copying (i) all Tax Records in their possession at the time of any request therefor that relate to Tax Years that begin on or before the Internal Distribution Date and (ii) the portion of any Tax Record in their possession at the time of any request therefor that relates to Tax Years that begin after the Internal Distribution Date and which is reasonably necessary for the preparation of a Separate Return by a member of the J. Ray Group or with respect to a Tax Contest relating to such return. J. Ray U.S. shall make available, and cause the members of the J. Ray Group to make available, to members of the B&W Group for inspection and copying that portion of any Tax Record in their possession at the time of any request therefor that relates to Tax Years that begin on or before the Internal Distribution Date and which is reasonably necessary for the preparation of a Joint Return or Separate Return by a member of the B&W Group or with respect to a Tax Contest relating to such return.

Section 6.3 Confidentiality.

(a) J. Ray U.S. and BHI shall hold and shall cause the members of the J. Ray Group and the B&W Group, respectively, to hold, and shall each cause their respective officers, employees, accountants, counsel, consultants, advisors and agents to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) as may be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes, to their respective accountants, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, J. Ray U.S. or BHI, as the case may be, will be responsible or (ii) to the extent any member of the J. Ray Group or the B&W Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, J. Ray U.S. or BHI, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.3, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one Party which, prior to or following the Internal Distribution Date, has been disclosed by J. Ray U.S. or members of the J. Ray Group, on the one hand, or BHI or members of the B&W Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 3.1(b), Section

3.2(c), Section 6.2 or Section 7.3 hereof or any other provision of this Agreement or by virtue of employees of one Group becoming employees of the other Group as a result of the transactions contemplated by the Master Separation Agreement (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such Party (or, in the case of J. Ray U.S., any other member of the J. Ray Group or, in the case of BHI, any other member of the B&W Group) or (b) later lawfully acquired from other sources by the Party (or, in the case of J. Ray U.S., such member of the J. Ray Group or, in the case of BHI, such member of the B&W Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).

(b) Notwithstanding anything to the contrary set forth herein, (i) J. Ray U.S. and the other members of the J. Ray Group, on the one hand, and BHI and the other members of the B&W Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between J. Ray U.S. or any other member of the J. Ray Group, or BHI or any other member of the B&W Group, on the one hand, and any employee of J. Ray U.S. or any other member of the J. Ray Group, or BHI or any other member of the B&W Group, on the other hand, shall remain in full force and effect. Confidential Information of J. Ray U.S. or any other member of the J. Ray Group, on the one hand, or BHI or any other member of the B&W Group, on the other hand, in the possession of and used by the other as of the Internal Distribution Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of such Person’s business, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 6.3. Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and assets of J. Ray U.S. or BHI, or any asset of J. Ray U.S. or BHI in which the relevant Confidential Information is used or employed, in one transaction or in a series of related transactions, and such prospective purchaser executes a written agreement with J. Ray U.S. or BHI, as the case may be (which agreement shall be fully and directly enforceable by J. Ray U.S. or BHI, respectively), in which such Party agrees to be bound in perpetuity by the terms of this Section 6.3.

ARTICLE VII

TAX CONTESTS

Section 7.1 Notices. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax audit, assessment, proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it may be indemnified by the other Party hereunder, (ii) the qualification of the Internal Distribution as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code, (iii) the qualification of the F Reorganization as a tax-free transaction described under Section 368(a)(1)(F) of the Code, (iv) the qualification of the External Distribution as a tax-free transaction (except, in the case of the holders of MII Common Stock, with respect to cash received in lieu of fractional shares) described under Section 355 of the Code or (v) the tax treatment of the Related Separation Transactions. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and (iii) the indemnifying Party has the right, pursuant to Section 7.2, to control the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 7.2 Control of Tax Contests.

(a) General Rule. Except as otherwise provided in this Section 7.2, each Party shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on a Tax Return for which it is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Article III of this Agreement.

(b) Tax Contests Involving Certain Taxes Reported on a Joint Return. J. Ray U.S. shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on a Joint Return where such Tax relates exclusively to a member of the J. Ray Group.

(c) Tax Contests Relating to Certain Tax Items. BHI shall be the Controlling Party with respect to any Tax Benefit it utilizes to reduce Taxes pursuant to Section 2.1(a)(i), unless BHI is required to pay J. Ray U.S. for the use of such Tax Benefit pursuant to Section 2.1(a)(ii).

(d) Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return which involves a Tax liability for which the Non-Controlling Party may be liable, or a Tax Benefit to which the Non-Controlling Party may be entitled, under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to such Tax Contest, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, (iv) the Non-Controlling Party may request that the Controlling Party take a position in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code) and (B) the adoption of such position would not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Controlling Party pursuant to Article II of this

Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

Section 7.3 Cooperation. At the written request of the Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information about members of the Non-Controlling Party’s Group that the Non-Controlling Party then has in its possession, or that is then in the possession of its Group, and that the Controlling Party reasonably requests in order to handle, settle or contest the Tax Contest. At the request of the Controlling Party, the Non-Controlling Party shall take any action (e.g., executing a limited power of attorney) that is reasonably necessary in order for the Controlling Party to handle, settle or contest the Tax Contest. BHI shall assist J. Ray U.S., and J. Ray U.S. shall assist BHI, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.3. The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, if the Non-Controlling Party fails to cooperate in accordance with this Section 7.3.

ARTICLE VIII

RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS

Section 8.1 General Restrictions. Following the External Distribution Date, BHI shall not, and shall cause the members of the B&W Group not to, and J. Ray U.S. shall not, and shall cause the members of the J. Ray Group not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Internal Distribution qualifying, or preclude the Internal Distribution from qualifying, as a tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code, (ii) would be inconsistent with the F Reorganization qualifying, or preclude the F Reorganization from qualifying, as a tax-free transaction described under Section 368(a)(1)(F), (iii) would be inconsistent with the External Distribution qualifying, or preclude the External Distribution from qualifying, as a tax-free transaction (except with respect to cash received in lieu of fractional shares) described under Section 355 of the Code or (iv) would be inconsistent with the treatment of the Related Separation Transactions, or that would increase any tax imposed on the parties thereto.

Section 8.2 Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Article VIII, following the Effective Time, BHI shall not, and shall cause the members of the B&W Group not to, and J. Ray U.S. shall not, and shall cause the members of the J. Ray Group not to, take any action that, or fail to take any action the failure of which to take, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement, together with the Master Separation Agreement, constitutes the entire agreement and understanding between J. Ray U.S. and BHI with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 9.2 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except for the rights to indemnification provided to the members of the J. Ray Group and the B&W Group under this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party (including by operation of law or otherwise), except with the prior written consent of the other Party.

Section 9.3 Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties. Either Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or of any other right.

Section 9.4 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.5 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 9.7 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.9 Performance Guarantees. J. Ray U.S. and BHI shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Subsidiaries and Affiliates.

Section 9.10 Construction. This Agreement shall be construed as if jointly drafted by J. Ray U.S. and BHI and no rule of construction or strict interpretation shall be applied against either Party. In this Agreement, unless the context clearly indicates otherwise, words used in the singular include the plural and words used in the plural include the singular; and if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and the neuter. Unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” The words “shall” and “will” are used interchangeably in this Agreement and have the same meaning. Relative to the determination of any period of time hereunder, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” All references herein to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. As used in this Agreement, the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement. The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.11 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE J. RAY GROUP OR THE B&W GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.12 Termination.

(a) This Agreement may be terminated at any time prior to the Internal Distribution Date by and in the sole discretion of J. Ray U.S. without the approval of BHI. In the event of termination pursuant to this Section 9.12, neither Party shall have any liability of any kind to the other Party under this Agreement.

(b) This Agreement shall otherwise terminate at such time as all obligations and liabilities of the Parties have been satisfied. The obligations and liabilities of the Parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law or otherwise.

Section 9.13 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement on or prior to the Internal Distribution Date and (d) this Agreement creates legal, valid and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 9.14 Predecessors or Successors. Any reference to J. Ray U.S., BHI, MII, a Person or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation or conversion) of J. Ray U.S., BHI, MII, such Person or such Subsidiary, respectively. Notwithstanding the foregoing, BHI (not McDermott Investments, LLC) shall be the successor to McDermott Incorporated.

Section 9.15 Expenses. Except as otherwise expressly provided for herein, each Party and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

Section 9.16 Effective Time. This Agreement shall become effective on the date recited above on which the Parties entered into this Agreement.

Section 9.17 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

Section 9.18 Disputes. The procedures for discussion, negotiation and arbitration set forth in Article V of the Master Separation Agreement, once executed, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

J. RAY HOLDINGS, INC.

By:	/s/ Dominic A. Savarino
Name:	Dominic A. Savarino
Title:	Vice President, Tax

BABCOCK & WILCOX HOLDINGS, INC.

By:	/s/ Michael S. Taff
Name:	Michael S. Taff
Title:	Senior Vice President and Chief Financial Officer

The Babcock & Wilcox Company hereby joins in the execution of this Agreement solely for the purpose of guaranteeing the performance of all actions, agreements and obligations set forth herein to be performed by BHI.

THE BABCOCK & WILCOX COMPANY

By:	/s/ Michael S. Taff
Name:	Michael S. Taff
Title:	Vice President and Treasurer

APPENDIX A

The following examples illustrate the operation of various provisions of this Agreement. However, no example is intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as otherwise indicated, each example assumes (i) a U.S. federal income tax rate of 35%, (ii) that the Internal Distribution Date was March 31, 2010, (iii) that J. Ray U.S. files a Separate Return with respect to all Taxes in 2011 and later years, (iv) that the Internal Distribution qualifies as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, and (v) that the External Distribution qualifies as a tax-free transaction (except, in the case of holders of MII Common Stock, with respect to cash received in lieu of fractional shares) under Section 355 of the Code.

Example 1. General Tax Allocation on Joint Return.

On its U.S. federal consolidated income Tax Return for the Tax Year that begins on January 1, 2010, and ends on December 31, 2010, the BHI consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is attributable to members of the B&W Group. The remaining $50x of consolidated net taxable income is attributable to members of the J. Ray Group during the period in which J. Ray U.S. joins in the filing of such Tax Return (viz., the period beginning on January 1, 2010, and ending on the Internal Distribution Date). BHI’s basis in the stock of J. Ray U.S. immediately prior to the Internal Distribution was $7.5x.

The $150x of taxable income attributable to the B&W Group and the $50x of taxable income attributable to the J. Ray Group in each case includes deductions. However, in neither case are these deductions a Tax Benefit because the aggregate of such deductions in the Tax Year does not exceed the income attributable to or arising from the relevant Group in such Tax Year.

Because BHI’s 2010 U.S. federal consolidated income Tax Return includes Tax Items of one or more members of the B&W Group and one or more members of the J. Ray Group (determined without regard to Tax Items carried forward to such Tax Year), it will be a Joint Return. Pursuant to Section 2.1, each of BHI and J. Ray U.S. will be liable for its allocable portion of the $70x of Tax shown on the Joint Return. Because $150x of the consolidated net taxable income that gave rise to the Tax was attributable to members of the B&W Group and $50x of the consolidated net taxable income that gave rise to the Tax was attributable to members of the J. Ray Group, pursuant to Section 2.2(a), $52.5x of Tax will be allocable to BHI (viz., ($150x/$200x)($70x)) and $17.5x of Tax will be allocable to J. Ray U.S. (viz., ($50x/$200x)($70x)).

Pursuant to Section 3.1(a), BHI is responsible for preparing and filing the Joint Return, except that J. Ray U.S. will have the sole discretion over whether such Tax Return is filed on a consolidated, combined or unitary basis. BHI will have the right to make those determinations described in Section 3.3(a) with respect to the Joint Return, subject to the limitations in Section 3.3(b). Pursuant to Section 4.1, BHI must pay the $70x of Tax to the Tax Authority. Pursuant to Section 4.2(a), J. Ray U.S. must remit the amount for which it is liable (viz., $17.5x) to BHI within 30 Business Days after receiving notification requesting such amount. If payment is not made within 30 Business Days, J. Ray U.S. must pay interest thereafter on the amount past due at the rate and as determined under Section 4.4.

Pursuant to Section 4.7, the Parties would ordinarily treat J. Ray U.S.’s payment of $17.5x as a distribution to BHI immediately prior to the Internal Distribution. However, under applicable Tax Law (viz., Treasury Regulations Sections 1.1552-1(b)(2) and 1.1502-32(b)(3)(iv)(D)), the Parties are required to treat such payment as a payment in satisfaction of indebtedness owed by J. Ray U.S. to BHI. Thus, such payment does not reduce BHI’s basis in the J. Ray U.S. stock.

Example 2. Separate Return Filed by J. Ray U.S.

The facts are the same as in Example 1, except that during the period beginning January 1, 2010, and ending December 31, 2010, J. Ray U.S. and its subsidiaries have $200x of consolidated taxable income. On the Separate Return for the Tax Year that begins on April 1, 2010, and ends on December 31, 2010, the J. Ray U.S. consolidated group reports $150x of taxable income, no credits, and a Tax liability of $52.5x (viz., (35%)($150x)). In determining the $150x of consolidated net taxable income reported on the Separate Return, J. Ray U.S. elected, under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D), to allocate the income of J. Ray U.S. and its consolidated subsidiaries ratably between (i) the period beginning on January 1, 2010, and ending on the Internal Distribution Date and (ii) the period beginning on April 1, 2010, and ending on December 31, 2010. No items of income constitute “extraordinary items” within the meaning of Treasury Regulations Section 1.1502-76(b)(2)(ii)(C).

Because no items of income constitute extraordinary items, the result is that (i) $150x of J. Ray U.S.’s net income is allocated to the Separate Return and (ii) the remaining $50x of J. Ray U.S.’s net income is allocated to the period beginning on January 1, 2010, and ending on the Internal Distribution Date. Because the $150x of income allocated to the Separate Return is allocated to J. Ray U.S. pursuant to Section 2.2(a), J. Ray U.S. must pay the $52.5x of Tax shown on such Tax Return to the Tax Authority pursuant to Section 2.1(b)(i).

On the 2010 Joint Return prepared by BHI for the period beginning on January 1, 2010, and ending on the Internal Distribution Date, BHI must, pursuant to Section 3.1(c), also make the election described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) so that J. Ray U.S.’s net consolidated income on the Joint Return is allocated consistently with the reporting of income on J. Ray U.S.’s Separate Return.

Example 3. Tax Benefit Allocation on Joint Return.

On the Joint Return for the Tax Year that begins on January 1, 2010, and ends on December 31, 2010, the BHI consolidated group reports no consolidated net taxable income, a consolidated net operating loss (“NOL”) of $300x after carrybacks, and no Tax liability. The $300x consolidated NOL is composed of (i) a $200x NOL attributable to members of the B&W Group and (ii) a $100x NOL attributable to members of the J. Ray Group for the period in which

J. Ray U.S. joins in the filing of such Tax Return (viz., the period beginning on January 1, 2010, and ending on the Internal Distribution Date). Of the $100x NOL attributable to members of the J. Ray Group, $25x is attributable to J. Ray McDermott Holdings, LLC (“JRMH LLC”) while it was disregarded as an entity separate from its owner, BHI, for U.S. federal tax purposes.

Because no Tax would be payable pursuant to Section 2.1 in the absence of any Tax Benefit, no allocation of Taxes under Section 2.2 is required. Section 2.2 then allocates the Tax Benefit, consisting of the $300x consolidated NOL. Because $200x of the loss that gave rise to the consolidated NOL was attributable to members of the B&W Group and $100x of the loss that gave rise to the consolidated NOL was attributable to members of the J. Ray Group, pursuant to Section 2.2(a), $200x of such NOL will be allocable to BHI and $100x of such NOL will be allocable to J. Ray U.S.

Under applicable Tax Law, neither BHI nor J. Ray U.S. would be allowed to use any portion of the $300x consolidated NOL on the 2010 Joint Return. Therefore, BHI will carry forward all $200x of the NOL allocated to it pursuant to Section 2.2(a), and J. Ray U.S. will carry forward $75x of the $100x of NOL allocated to it pursuant to Section 2.2(a). But the remaining $25x of the $100x of NOL allocated to J. Ray U.S. pursuant to Section 2.2(a) will, under applicable Tax Law, be carried forward by BHI, as the sole owner of JRMH LLC at the time the $25x NOL was incurred.

BHI will not be required to make payments under Section 2.1(a)(ii) for the use of the $200x of NOL allocated to it and carried forward to subsequent Tax Years. Similarly, J. Ray U.S. will not be required to make payments under Section 2.1(b)(ii) for the use of the $75x of NOL allocated to it and carried forward to subsequent Tax Years. However, BHI will be required under Section 2.1(a)(ii)(C) to pay J. Ray U.S. for its use in a subsequent Tax Year of the $25x of NOL allocated to J. Ray U.S. but carried forward by BHI under applicable Tax Law. As BHI uses its aggregate $225x of NOL carryforward, it will be deemed, pursuant to Section 2.1(c)(iii), to use the $200x of NOL allocated to it and $25x of NOL allocated to J. Ray U.S. on a pro rata basis. For example, if BHI uses $90x of the NOL, it will be deemed to use $10x of the NOL allocated to J. Ray U.S. (viz., ($90x)($25x/$225x)) and will be required to pay J. Ray U.S. $3.5x, the deemed value of the NOL pursuant to Section 4.2(b)(iv).

Example 4. Tax and Tax Benefit Allocation on Joint Return.

The facts are the same as in Example 1, except that the $200x of net consolidated taxable income reported on the 2010 Joint Return is composed of (i) $300x of net taxable income attributable to members of the B&W Group and (ii) a $100x net operating loss (“NOL”) attributable to members of the J. Ray Group during the period in which J. Ray U.S. joins in the filing of such Joint Return (viz., the period beginning on January 1, 2010, and ending on the Internal Distribution Date). During its short Tax Year beginning on April 1, 2010, and ending on December 31, 2010, the J. Ray Group generated $100x of net taxable income attributable to “extraordinary items” within the meaning of Treasury Regulations Section 1.1502-76(b)(2)(ii)(C). The BHI consolidated group reported no consolidated net taxable income on either its 2008 Joint Return or its 2009 Joint Return.

Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account the $100x NOL, $105x of Tax would be allocable to BHI (viz., (35%)($300x)). Section 2.2 then allocates the Tax Benefit, consisting of the $100x NOL. Because the $100x NOL was attributable to members of the J. Ray Group, it is allocated to J. Ray U.S. pursuant to Section 2.2(a).

Under applicable Tax Law, J. Ray U.S.’s short Tax Year ending on the Internal Distribution Date will be considered the same Tax Year as BHI’s Tax Year ending on December 31, 2010 (and which includes J. Ray U.S.’s short Tax Year), but will be considered a different Tax Year from J. Ray U.S.’s short Tax Year that begins on April 1, 2010. After taking into account only those Tax Items allocated to it as required under Section 2.1(c)(ii), the $100x NOL would not be allowable to J. Ray U.S. under applicable Tax Law because J. Ray U.S. has no net taxable income during its short Tax Year ending on the Internal Distribution Date. Accordingly, pursuant to Sections 2.1(c)(i) and 2.1(a)(i), BHI will be entitled to use such NOL and will not be required to compensate J. Ray U.S. therefor, notwithstanding the fact that J. Ray U.S. would otherwise have been able to use such NOL in its short Tax Year that begins on April 1, 2010.

Thus, the ultimate Tax liability of $70x (viz., (35%)($200x)) shown on the 2010 Joint Return will be allocated entirely to BHI.

But see Example 10 below for a different result where BHI uses a Tax Benefit allocated to J. Ray U.S. to reduce BHI’s net taxable income on an amended Joint Return.

Example 5. Tax and Tax Benefit Allocation on Joint Return.

On the Joint Return for the Tax Year that begins on January 1, 2010, and ends on December 31, 2010, the BHI consolidated group reports $200x of consolidated net taxable income, no losses, a $5x foreign tax credit generated in 2009 by a member of the J. Ray Group, and a Tax liability of $65x (viz., (35%)($200x)—$5x). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is foreign source taxable income attributable to members of the B&W Group. The remaining $50x of consolidated net taxable income is U.S. source taxable income attributable to members of the J. Ray Group during the period in which J. Ray U.S. joins in the filing of such Tax Return (viz., the period beginning on January 1, 2010, and ending on the Internal Distribution Date). BHI was unable to use the $5x foreign tax credit on its 2009 Joint Return, and under applicable Tax Law, such tax credit is properly carried forward to the 2010 Joint Return. During its short Tax Year beginning on April 1, 2010, and ending on December 31, 2010, the J. Ray Group generated $100x of foreign source taxable income.

Section 2.2 first allocates the Tax which would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account the $5x foreign tax credit, $52.5x of Tax would be allocable to BHI and $17.5x of Tax would be allocable to J. Ray U.S., as in Example 1. Section 2.2 then allocates the Tax Benefit, consisting of the $5x foreign tax credit. Because the $5x foreign tax credit was attributable to members of the J. Ray Group, it is allocated to J. Ray U.S. pursuant to Section 2.2(a).

As in Example 3, under applicable Tax Law, J. Ray U.S.’s short Tax Year ending on the Internal Distribution Date will be considered the same Tax Year as BHI’s Tax Year ending on December 31, 2010 (and which includes J. Ray U.S.’s short Tax Year), but will be considered a different Tax Year from J. Ray U.S.’s short Tax Year that begins on April 1, 2010. After taking into account only those Tax Items allocated to it as required under Section 2.1(c)(ii), the $5x foreign tax credit would not be allowable to J. Ray U.S. under applicable Tax Law because J. Ray U.S. has no foreign source income during its short Tax Year ending on the Internal Distribution Date. Accordingly, pursuant to Sections 2.1(c)(i) and 2.1(a)(i), BHI will be entitled to use such foreign tax credit and will not be required to compensate J. Ray U.S. therefor, notwithstanding the fact that J. Ray U.S. would otherwise have been able to use such foreign tax credit in its short Tax Year that begins on April 1, 2010.

Thus, the ultimate Tax liability of $65x (viz., (35%)($200x) - $5x) shown on the 2010 Joint Return will be allocated $47.5x to BHI (viz., $52.5x - $5x) and $17.5x to J. Ray U.S.

Example 6. Allocation of Taxes Imposed as a Result of Intergroup Payments.

During the 2009 Tax Year, Foreign Sub, a foreign member of the J. Ray Group, loans $10,000x to U.S. Sub, a domestic member of the B&W Group, and charges interest to U.S. Sub at a rate of 5% per annum, payable annually on January 1. On January 1, 2010, U.S. Sub pays $500x of interest to Foreign Sub, which amount U.S. Sub deducts from its gross taxable income. U.S. Sub withholds 30% of the payment (or $150x) and remits the withheld amount to the Tax Authority. Because the $150x of Tax is imposed on the interest payment from U.S. Sub to Foreign Sub, pursuant to Section 2.2(a), such Tax shall be treated as attributable entirely to Foreign Sub, the payee member of the J. Ray Group, even though the obligation to pay such Tax over to the Tax Authority was imposed on BHI.

Assume that the Tax Authority successfully asserts that the interest paid on the loan from Foreign Sub to U.S. Sub was nondeductible under applicable Tax Law, and U.S. Sub should have recognized additional taxable income of $500x and paid additional Tax of $175x (viz., (35%)($500x)). BHI pays $175x to the Tax Authority in settlement of the Tax Contest. Pursuant to Section 2.2(a), such Tax is attributable entirely to U.S. Sub, a member of the B&W Group, because it is imposed on the net taxable income of U.S. Sub.

Example 7. Breach of Covenants and Allocation of Separation Taxes.

Immediately before the Internal Distribution, BHI held the J. Ray U.S. stock with a fair market value of $250x and a basis of $50x. In 2011, MII sells all of the stock of J. Ray U.S. to a third party. Assume that the sale causes BHI to recognize gain on the Internal Distribution by reason of 355(e) of the Code.

As a result of the sale, BHI will be required to recognize its $200x of realized gain on the Internal Distribution (viz., $250x - $50x), which results in a Separation Tax liability of $70x (viz., (35%)($200x)).

The $70x of Separation Taxes would normally be allocated to BHI under applicable Tax Law and Section 2.2(b)(i). However, pursuant to Section 2.2(b)(ii), the $70x of Separation Taxes will be allocated to J. Ray U.S. because the sale is a breach of J. Ray U.S.’s covenants under Section 8.1.

Pursuant to Section 4.2(a), J. Ray U.S. must remit the $70x of Separation Taxes to BHI within 30 Business Days following the day such Taxes are paid by BHI. Pursuant to Section 4.7, the Parties must treat J. Ray U.S.’s payment of $70x as a distribution to BHI immediately prior to the Internal Distribution. Because the $70x deemed distribution exceeds BHI’s basis in the J. Ray U.S. stock immediately prior to the Internal Distribution, such deemed distribution will create an excess loss account of $20x (viz., $50x basis - $70x) in BHI’s J. Ray U.S. stock, which $20x will be included in income by BHI pursuant to Treasury Regulations Section 1.1502-19. Section 4.7 requires J. Ray U.S. to gross up its $20x payment to BHI by the amount of Taxes owed by BHI as a result of this $20x of income and by the amount of the additional Taxes resulting from the gross-up payment itself. However, Section 2.2(b)(i) provides that Taxes resulting from the inclusion of the $20x in income are not Separation Taxes. Therefore, J. Ray U.S. is not also required to indemnify BHI for such Taxes under Section 2.1.

Example 8. Allocation of Separation Taxes Not Resulting from the Breach of Covenants.

J. Ray U.S. has a $10x excess loss account in the stock of one of its Subsidiaries immediately prior to the Internal Distribution. As a result of the Internal Distribution, J. Ray U.S. includes the $10x in income immediately before the Internal Distribution pursuant to Treasury Regulations Section 1.1502-19. Because the Tax on the $10x excess loss account in the stock of J. Ray U.S.’s Subsidiary resulted from the Internal Distribution, it is a Separation Tax that is allocated to BHI pursuant to Section 2.2(b)(i).

Example 9. Redetermination of Amounts Paid.

On the Joint Return for the Tax Year that begins on January 1, 2010, and ends on December 31, 2010, the BHI consolidated group reports $200x of consolidated net taxable income, a $40x foreign tax credit, and a Tax liability of $30x (viz., (35%)($200x) - $40x). Of the $200x of consolidated net taxable income reported on such Joint Return, $50x is foreign source income and $50x is U.S. source income attributable to members of the J. Ray Group, and $100x is foreign source income attributable members of the B&W Group. The $40x foreign tax credit is allocated to BHI pursuant to Section 2.2(a).

Section 2.2 first allocates the Tax that would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account the $40x foreign tax credit, $35x of Tax would be allocable to BHI and $35x of Tax would be allocable to J. Ray U.S. Section 2.2 then allocates the Tax Benefit, consisting of the $40x foreign tax credit. After taking into account only those Tax Items allocated to BHI, the $40x foreign tax credit would be allowable to BHI under applicable Tax Law, but BHI would be limited to using an amount thereof equal to its $35x of Tax determined before utilizing the foreign tax credit. As a result, BHI would be liable for $0x of Taxes pursuant to Section 2.1(a)(i) (viz., (35%)($100x) - $35x). Pursuant to Section 2.1(c)(i), J. Ray U.S. will be entitled to use the remaining $5x of such foreign tax credit and will not be required to compensate BHI therefor. As a result, J. Ray U.S. would be liable for $30x of Taxes pursuant to Section 2.1(a)(i) (viz., (35%)($100x) - $5x). Thus, the Tax liability of $30x (viz., (35%)($200x) - $40x) shown on the 2010 Joint Return is allocated $0x to BHI (viz., (35%)($100x) - $35x) and $30x to J. Ray U.S. (viz., (35%)($100x) - $5x).

In 2011, a foreign Tax Authority initiates a Tax Contest with respect to a Tax Return that was prepared and filed by BHI for the 2010 Tax Year. In the Tax Contest, the foreign Tax Authority asserts that BHI should have paid additional foreign income tax in 2010. Because BHI was responsible for preparing and filing the Tax Return, BHI is the Controlling Party with respect to the Tax Contest pursuant to Section 7.2(a). As a result, BHI has full responsibility, control and discretion in handling, settling or contesting the Tax Contest.

On December 31, 2011, a date subsequent to the Internal Distribution Date, BHI pays $10x to the foreign Tax Authority in settlement of the Tax Contest. Pursuant to Section 3.3(a), BHI amends the BHI consolidated group’s Joint Return for the 2010 Tax Year to claim a foreign tax credit for the $10x paid to the foreign Tax Authority and receives a Tax refund of $10x.

As a result of amending the Joint Return, Section 4.3 requires that the amounts paid under this Agreement be redetermined as follows: Section 2.2 first allocates the Tax that would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account the $50x foreign tax credit, $35x of Tax would be allocable to BHI and $35x of Tax would be allocable to J. Ray U.S. Section 2.2 then allocates the Tax Benefits, consisting of the $50x foreign tax credit. After taking into account only those Tax Items allocated to BHI, the $50x foreign tax credit would be allowable to BHI under applicable Tax Law in an amount equal to its $35x of Tax determined before utilizing the foreign tax credit. As a result, BHI would be liable for $0x of Taxes pursuant to Section 2.1(a)(i) (viz., (35%)($100x) - $35x). Pursuant to Section 2.1(b)(i) and 2.1(c)(i), J. Ray U.S. will be entitled to use the remaining $15x of foreign tax credit. As a result, J. Ray U.S. would be liable for $20x of Taxes pursuant to Section 2.1(b)(i) (viz., (35%)($100x) - $15x). Thus, the Tax liability of $20x (viz., (35%)($200x) - $50x) shown on the amended Joint Return is allocated $0x to BHI (viz., (35%)($100x) - $35x) and $20x to J. Ray U.S. (viz., (35%)($100x) - $15x).

Because J. Ray U.S. was entitled to use the additional $10x foreign tax credit, J. Ray U.S. is entitled to the $10x Tax refund that BHI received as a result of filing an amended Joint Return. Pursuant to Section 4.3, BHI must pay $10x to J. Ray U.S. within 30 Business Days after receiving the Tax refund. However, because the additional $10x foreign tax credit (i) arose in a Tax Year that begins on or before the Internal Distribution Date, (ii) was allocated to BHI pursuant to Section 2.2, (iii) arose as a result of a Tax Contest that was resolved after the Internal Distribution Date, and (iv) was used by J. Ray U.S. to reduce Taxes payable by it pursuant to Section 2.1(b)(i) in a Tax Year that began on or before the Internal Distribution Date, J. Ray U.S. must, pursuant to Sections 2.1(b)(ii)(B) and 4.2(b)(i), pay to BHI $10x, the deemed value of such tax credit pursuant to Section 4.2(b)(iv), within 30 Business Days following BHI’s receipt of the Tax refund. Because the timing and amount of the payment obligations between J. Ray U.S. and BHI offset, no actual payments are required with respect to the Tax refund and the use of the Tax Benefit.

Example 10. Redetermination of Amounts Paid.

On the Joint Return for the Tax Year that begins on January 1, 2010, and ends on December 31, 2010, the BHI consolidated group reports no consolidated net taxable income, an NOL of $100x and no Tax liability. The $100x NOL is a Tax Benefit that is allocated to J. Ray

U.S. pursuant to Section 2.2(a). Because no Tax is owed on the Joint Return, no payments are required to be made under this Agreement.

In 2011, the Tax Authority initiates a Tax Contest with respect to the 2010 Joint Return. In the Tax Contest, the Tax Authority asserts that a member of the B&W Group should have recognized additional taxable income of $100x in 2010. On December 31, 2011, a date subsequent to the Internal Distribution Date, BHI agrees to recognize $100x of additional taxable income in 2010 in settlement of the Tax Contest. Pursuant to Section 3.3(a), BHI amends the 2010 Joint Return to recognize such additional taxable income.

As a result of amending the Joint Return, Section 4.3 requires that the amounts paid under this Agreement be redetermined as follows: Section 2.2 first allocates the Tax that would be payable pursuant to Section 2.1 in the absence of any Tax Benefit. Thus, before taking into account the $100x NOL, $35x of Tax (viz., (35%)($100x)) would be allocable to BHI. Section 2.2 then allocates the Tax Benefit, consisting of the $100x NOL. Under applicable Tax Law and pursuant to Section 2.1(a)(i), BHI is entitled to use the $100x NOL as a Tax Benefit to reduce its consolidated taxable income in 2010. As a result, no Tax is owed on the amended Joint Return.

Because the $100x NOL (i) arose in a Tax Year that begins on or before the Internal Distribution Date, (ii) was allocated to J. Ray U.S. pursuant to Section 2.2, (iii) was used as a result of a Tax Contest that was resolved after the Internal Distribution Date, and (iv) was used by BHI to reduce Taxes payable by it pursuant to Section 2.1(a)(i) in a Tax Year that began on or before the Internal Distribution Date, BHI must, pursuant to Sections 2.1(a)(ii)(B) and 4.2(b)(ii), pay to J. Ray U.S. $35x, the deemed value of the NOL pursuant to Section 4.2(b)(iv), within 30 Business Days following the filing of the amended Tax Return.

Example 11. Predecessors and Successors.

As part of an internal restructuring in 2006, J. Ray McDermott Holdings, Inc. (“JRMHI”) converted from a corporation to a limited liability company and changed its name to J. Ray McDermott Holdings, LLC (“JRMH LLC”). After the 2006 internal restructuring, BHI owned all of the outstanding stock of McDermott Incorporated (“MI”) and all of the membership interests in JRMH LLC. In 2010, prior to the External Distribution:

1.	MI converted from a corporation to a limited liability company and changed its name to McDermott Investments, LLC (“MI LLC”), and

2.	BHI contributed its entire interest in MI LLC and JRMH LLC to J. Ray U.S. and distributed all of the stock of J. Ray U.S. to MII in the Internal Distribution.

Immediately after the External Distribution on the External Distribution Date, assume that MI LLC and JRMH LLC are Subsidiaries of MII.

Pursuant to the general rule of Section 9.14, MI LLC would ordinarily be the successor of MI for purposes of applying the provisions of this Agreement. However, Section 9.14 provides a specific exception whereby BHI, rather than MI LLC, is treated as the successor of MI for purposes of this Agreement. Accordingly, because BHI is a member of the B&W

Group and is the successor of MI, Tax Items attributable to MI for all periods prior to the conversion of MI into MI LLC will be allocated to BHI.

Because MI LLC is a Subsidiary of MII immediately after the External Distribution on the External Distribution Date, it will be a member of the J. Ray Group. As a result, Tax Items attributable to MI LLC for all periods after its formation (that is, the date MI converted into MI LLC) will be allocable to J. Ray U.S.

Similarly, because JRMH LLC is a Subsidiary of MII immediately after the External Distribution on the External Distribution Date, it will be a member of the J. Ray Group. As a result, Tax Items attributable to JRMH LLC for all periods after its formation (that is, the date JRMHI converted into JRMH LLC) will be allocable to J. Ray U.S. Moreover, pursuant to the general successor rule of Section 9.14, JRMH LLC will be the successor of JRMHI. Accordingly, because JRMH LLC is a member of the J. Ray Group and is the successor of JRMHI, Tax Items attributable to JRMHI for all periods prior to the conversion of JRMHI into JRMH LLC will be allocated to J. Ray U.S.